Exhibit 99.(d)(2)(B)(ii)

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Sub-Advisory Agreement (“Amendment”) is effective as of January 1, 2022, by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Brandywine Global Investment Management, LLC (the “Adviser”);

WHEREAS, the Trust, Manager, and Adviser entered into an Investment Advisory Agreement dated as of July 31, 2020 (the “Agreement”), and

WHEREAS, the parties desire to amend the fee schedule set forth in Schedule A to the Agreement, as more particularly set for the below.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendment to the Agreement

Schedule A to the Agreement is deleted in its entirety and replaced with Schedule A attached hereto.

2.	Miscellaneous

(a)       Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

AMERICAN BEACON ADVISORS, INC.

/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President and Chief Operating Officer

AMERICAN BEACON FUNDS

/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President

BRANDYWINE GLOBAL INVESTMENT MANAGEMENT, LLC

/s/ Mark P. Glassman
Mark P. Glassman
Chief Administrative Officer
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Schedule A

To the

American Beacon Funds

Investment Advisory Agreement

Among

American Beacon Funds,

American Beacon Advisors, Inc.

and

Brandywine Global Investment Management, LLC

Effective January 1, 2022

American Beacon Funds (the “Trust”) shall pay compensation to Brandywine Global Investment Management, LLC (the “Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc., and the Adviser (the “Agreement”) for rendering investment management services with respect to the American Beacon Small Cap Value Fund in accordance with the following annual percentage rate:

XXXXXXXXXXXXXXXX

Compensation shall be paid by the Trust to the Adviser monthly in arrears.

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Dated: as of January 1, 2022

Brandywine Global Investment Management, LLC		American Beacon Advisors, Inc.

By:	/s/ Mark Glassman	By:	/s/ Jeffrey K. Ringdahl
Mark P. Glassman		Jeffrey K. Ringdahl
Chief Administrative Officer		President and Chief Operating Officer

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President
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